                                                                   EXHIBIT 10.57

                               ORDINANCE NO. 1723

             AN ORDINANCE GRANTING A FRANCHISE TO KNOLOGY OF PANAMA CITY, INC., AUTHORIZING IT TO INSTALL, MAINTAIN AND OPERATE A SYSTEM FOR THE TRANSMISSION OF AUDIO, AND/OR VIDEO SIGNALS AND ELECTRONIC DATA OVER, ACROSS AND UNDER PUBLIC STREETS AND RIGHTS OF WAY IN PANAMA CITY, FLORIDA UNDER CERTAIN CONDITIONS AND RESTRICTIONS; TO REPEAL CONFLICTING ORDINANCES; AND FOR OTHER PURPOSES.

         BE IT ENACTED BY THE PEOPLE OF THE CITY OF PANAMA CITY, FLORIDA:

         SECTION 1. DEFINITIONS. For the purpose of this Ordinance, the following terms, phrases, words and their derivations shall have the meanings given herein unless more specifically defined within other sections of this Ordinance. When not inconsistent with the content, words used in the present tense include the future tense, and words in the single tense include the plural number. The word "shall" is always mandatory and not merely directory.

         (A)      "Panama City" means the City of Panama City, Florida.

         (B) "Business Plan" means the business plans and documents related thereto given from Grantee to Panama City as an inducement to grant this Franchise.

         (C) "CATV System" means a community antenna television system and related cable or fiber optic networks for transmission of audio and/or video signals and electronic data by cable or other means and such related services as Grantee may choose to provide in connection with cable television services.

         (D)      "Commission" means the City of Panama City Commission.

         (E) "Franchise" is the authorization, and any renewal thereof, issued by the Commission as franchising authority, whether such authorization is designated as a franchise, permit, license resolution, contract, certificate, agreement or otherwise, for Grantee to construct, install and operate the System in the public streets, alleys, roads and rights of way identified in said Franchise.

         (F) "Grantee" is KNOLOGY of Panama City, Inc., and its permitted successors and assigns.

         (G) "Gross Revenues" shall mean all revenues recognized directly or indirectly by Franchisee from any source whatsoever arising from, attributable to or in anyway derived from the sale or exchange of cable services from the operation of a cable system by the Franchisee within the City of Panama City. Gross revenues shall include but not be limited to (a) revenues derived by Grantee from subscribers for cable television services provided in Panama City, (b) penalty or other fees received for late payments or canceled checks, (c) revenues derived from advertising (gross advertising revenues, not net), (d) taxes, fees, assessments or similar charges derived by Grantee on behalf of any governmental agency (including without limitation the franchise fees derived pursuant to
                  Section 2), (e) installation connection, disconnection or other non-recurring fees charged to subscribers, (f) all revenues from equipment sold, leased or rented to subscribers upon subscribers' premises, (g) any itemized franchise fee to the subscribers; (h) any financial inducements from program service providers, (i) marketing or launch support payments from program service providers, and (j) any commissions received from merchandise sales to customers who are subscribers. "Gross Revenue" shall not include revenue received by Grantee upon sale of the System.

                  Grantee will pay fee/percentage equal to but no greater than competing service providers in Panama City.

         (H) "Person" is any person, firm, partnership, trust, joint stock company, association, corporation, company, governmental entity or organization of any kind.

         (I) "Rights of Way" shall mean all present and future streets within the limits of the City of Panama City.

         (J) "Street" shall mean the entire width between the boundary lines of every highway, alley, street, avenue, bridge, viaduct, tunnel, and causeway in Panama City, dedicated or devoted to public use and easements related thereto.

         (K) "Substantial Buildout" shall mean development of cable services capability to seventy-five percent (75%) of all residential and commercial structures within the City of Panama City at the time of the signing of this agreement by both parties.

         (L)      "System" shall mean the CATV System.

         SECTION 2. CONSIDERATION. The grant of the right, privilege and franchise under this Ordinance has been determined to be in the best interest of the citizens of Panama City and shall be in accordance with the terms and conditions set forth herein. Until 2006, the Grantee shall annually pay to Panama City a fee of three and one-half percent (3 1/2%) of Gross Revenues as defined in this Agreement. Beginning in 2006, the annual payment shall increase to a fee of four percent (4%) of Gross Revenue provided however in no event shall Grantee be required to pay a fee greater than that being paid by Grantee's competitors within the City of Panama City, Florida. Said annual fee, for each year of the term of this Franchise, shall be paid quarterly with each quarterly payment becoming due thirty (30) days following the end of the months of March,

June, September and December hereafter. All rents or other monetary obligations, if not paid when due, shall bear interest at the maximum legal rate from the date such payments are due. Within sixty (60) days of the end of each December, the Grantee shall also file a statement executed by Grantee's chief executive officer which shall certify the amount of Gross Revenues and the Franchise fee for the previous calendar year. All franchise fees will be in accordance with state and federal laws.

         SECTION 3. GRANT OF AUTHORITY AND TERM.

         A. GRANT OF AUTHORITY.

                  (i) There is hereby granted, subject to the terms and conditions of this, Franchise, to Grantee the nonexclusive right and privilege to have, own, acquire, construct, expand, reconstruct, maintain, repair, use and operate the System in, along, across, on, over, through, above and under the Streets and Rights of Way of Panama City, Florida.

                  (ii) Except as otherwise provided herein, this Ordinance is granted to Grantee for the sole purpose of directly serving its end-user customer.

                  (iii) Grantee shall provide service throughout all of Panama City as a public service provider in accordance with the schedule set forth in Grantee's business plan. Said business plan shall contain development provisions for the construction and operation of fiber optic cable services for all residential and commercial structures, as set out herein below. The business plan shall contain measures to meet the following minimal criteria:

                  a. Fifty percent (50%) of the residential and commercial structures in the City's boundaries as they exist on this date will be serviceable within three (3) years of the execution of this Franchise.

                  b. Within five (5) years of the execution of this Franchise, Grantee will be able to provide service to all residential and commercial structures for which cable service is presently available from other Franchisees.

         (iv) Nothing herein contained shall ever be construed to confer upon Grantee, its successors and/or assigns, exclusive rights or privileges of any nature whatsoever.

B. TERM. This Franchise is granted for an initial term of twenty (20) years from and after the date this Ordinance is adopted by the Commission.

SECTION 4. CONDITIONS OF USE.

A. The Grantee shall not unnecessarily obstruct or impair traffic upon any street, road or other public way of Panama City and shall comply with all of the Commission's rules and regulations designed to prevent damage to trees and shrubbery on or adjacent to such public streets or rights of way which may be caused by installation and operation of the System. Upon making an opening in any public way, street sidewalk or road as authorized by this Franchise for the purpose of laying, constructing, repairing and/or maintaining the System and any related facilities or equipment, the Grantee shall, without unnecessary delay, replace and restore same to its former condition as nearly as possible, and in full compliance with the provisions of Panama City's policies, rules, regulation's and/or ordinances.

B. In all sections of Panama City where the cables, wires or other like facilities of public utilities are placed underground, Grantee shall place its cable, wires or other like facilities underground to the maximum extent that existing technology reasonably permits Grantee to do so.

C. The Grantee shall file with Panama City Engineering Department true and correct as-built maps or plats of all existing and proposed cable plant construction and the types of equipment and facilities installed or constructed, property identified and described as to the type of equipment and facility by appropriate symbols and marks and which shall include annotations of all public ways, streets, road and conduits where the work is to be undertaken.

D. If, at any time during the period of this Franchise, Panama City shall lawfully elect to vacate, relocate, abandon, alter, reconstruct or change the grade of any street, sidewalk, alley or other public way including any related drainage and utility areas, the Grantee upon reasonable notice from Panama City, shall remove, relay and relocate its wires, cables and other fixtures and equipment at its own expense and within reasonable time schedules established by Panama City. Should Grantee fail to do so, it shall be deemed to have waived its right to claim said wire, cable or other equipment and Grantee shall be liable to Panama City for any costs and expenses incurred by the City should the City elect to remove, relay or relocate the wires, cables and other fixtures and equipment.

E. The Commission may at any time make inquiries pertaining to Grantee's operation of the System with Panama City. Grantee shall respond to such inquiries on a timely basis.

F. Grantee shall, upon request, provide the Commission with copies of notices of all petitions, applications, communications and reports submitted between Grantee and the FCC, Securities and Exchange Commissions and the Florida Public Service Commission or their successor agencies, relating to any matters affecting the use of Panama City's Streets and Rights of Way and/or the System authorized pursuant to this Franchise ordinance.

G. Charges for service offered to the public by Grantee shall comply with all applicable state and federal laws and regulations regarding subscriber rates. Grantee shall provide notice to the Commission prior to any rate change, and shall maintain on file with said Commission a schedule of the current rates and fees charged for its services offered to the public.

H. Grantee shall install and maintain its wires, cables, fixtures and other equipment in accordance with the requirements of all applicable Panama City codes, ordinances and regulations, and in such a manner that they will not interfere with any existing installations of Panama City or the operation of a public utility serving Panama City.

I. No poles or other wire-holding structures shall be erected by Grantee without prior written approval of the Panama City Engineering Department with regard to the location, height, type and other pertinent considerations. Any poles and wire-holding structures of Grantee erected pursuant to this subsection shall be moved or modified by Grantee at its sole expense, upon reasonable notice, whenever the Engineering

     Department has determined that the public convenience would be enhanced thereby.

J. Should Grantee fail to begin construction of the System within one hundred twenty (120) days from the date this Franchise ordinance is adopted by the Commission, Panama City shall be entitled to terminate this Franchise immediately.

K. Grantee shall provide continuous service under this Franchise. Should services be disrupted or discontinued for thirty (30) days out of any ninety (90) consecutive days, Grantee shall be in default of this Franchise and Panama City shall be entitled to terminate the Franchise immediately; provided, however, that any such disruption or discontinuance which is caused by an act of God shall not result in a termination of this Franchise if Grantee immediately, continuously and diligently works toward restoring service to its full capacity.

SECTION 5. LIABILITY AND INDEMNIFICATION.

A. By acceptance of this Franchise and right Grantee agrees that it shall indemnify, protect and hold forever harmless Panama City, its elected officials, officers, agents, represents and employees, and their successors, legal representatives and assigns, from any and all claims, liabilities, losses, costs, judgments, penalties, damages and expenses (including reasonable attorney's fees and expenses of litigation incurred in the defense of any such claim), arising out of or relating to the installation, operation or maintenance by the Grantee of the System, or the Grantee's failure to perform any of the obligations of this Franchise, including but not limited to claims for injury or death to any person or persons, or damages to any property, as may be incurred by or asserted against Panama City, its elected officials, officers, agents, representatives and/or employees, directly or indirectly, by reason of the installation, operation or maintenance by the Grantee of the System within Panama City.

B. During all periods of this Franchise, Grantee shall maintain all insurance coverage required by law, and shall also maintain comprehensive general liability insurance coverage in a single limit sum of 1.6 Million Dollars ($1,600,000.00) for any one occurrence for bodily injury, including death, and property damage. Compliance with all insurance requirements shall be evidenced by a prepaid Certificate of Insurance designating Panama City as an additional insured, which by its terms shall prohibit any cancellation or material change in coverage absent thirty (30) days written notice, to Lessor. On or before the anniversary date of the insurance coverage, Grantee shall furnish like evidence of continuing or replacement coverage.

C. Lessee shall maintain worker's compensation insurance and any other such insurance or coverage as may be required by law. The obligation to maintain workers' compensation insurance coverage exists without regard to any exemptions under Florida law.

SECTION 6. CITY RIGHTS IN FRANCHISE.

A. The Grantee shall at all times comply with all reasonable requirements, regulations, laws and ordinances now in force, and which may hereafter be adopted by the Commission and be applicable to the construction, repair, or maintenance or operation of the System or use of Panama City-owned conduit.

B.   The following events shall constitute an "Event of Default" under this
     Franchise:

         (i) Grantee breaches any material covenant set forth in this Franchise;

         (ii) Grantee fails to begin construction of the System within one hundred twenty (120) days from the date this Franchise ordinance is adopted by the Commission.

         Panama City's right to terminate this Franchise may be exercised only after delivery of a written notice of an Event of Default to Grantee and a sixty (60) day period for Grantee to cure an Event of Default Notwithstanding the foregoing going, this Franchise shall not be terminated unless Grantee has had the opportunity to present its case before a meeting of the Commission.

C. The right is hereby reserved to Panama City to adopt, in addition to the provisions contained herein and in existing applicable ordinances, such additional regulations of general application to all Franchisees providing competing services, including regulations relating to customer service obligations, as it shall find necessary in the exercise of its police power, provided, that such regulations, by ordinance or otherwise, shall be reasonable and not in conflict with the rights herein granted.

D. Panama City shall have the right when the Commission in its sole discretion finds it necessary or appropriate, to hold a public hearing with regard to this Franchise, and Grantee shall make representatives available to attend any such hearing.

E. Upon reasonable notice, Panama City shall have the right to inspect the business records of Grantee. Panama City shall have the right to conduct an audit of Grantee's book at any time. Grantee shall be responsible for the costs and expenses of the audit if the results of the audit reveal Grantee owes Panama City more than three percent (3%) of the amount paid during the period subject to the audit. The prevailing party shall be liable for all costs and expenses, including reasonable attorneys' fees, incurred to collect any amounts claimed by Grantor.

         SECTION 7. ACCEPTANCE. This Franchise and the rights, privileges and authority hereby granted, shall take effect and be in force from and after enactment of this Ordinance and execution by the Mayor and City Clerk, provided that within fifteen (15) days after the date of the enactment of this Ordinance, the Grantee shall file with the person specified in Section 10 herein its unconditional acceptance of this Franchise, which acceptance shall include its agreement to comply with and abide by all its provisions, terms and conditions. Such acceptance and agreement shall be in writing, duly executed by or on behalf of the Grantee and accompanied by an insurance certificate as specified in
Section 5 unless these documents or evidence thereof have been filed with the City Clerk.

         SECTION 8. TRANSFER OF TITLE. The Grantee shall not transfer this Franchise to another person or entity without prior written approval of Panama City, provided that such approval will not be unreasonably withheld or delayed. Panama City shall have the absolute right to withhold consent to a transfer of this Franchise at any time before substantial buildout is achieved and three (3) years have passed since the adoption of this ordinance. This provision shall not be construed as requiring Panama City's approval of secured financing arrangements.

         SECTION 9. NOTICE. All notices, demands or other writings in this Franchise provided to be given or made or sent, or which may be given or made or sent, by either party, shall be deemed to have been fully given or made or sent when made in writing and deposited in the United States mail, registered and postage prepaid, and addressed as follows:

         TO GRANTEE:

                  KNOLOGY of Panama City, Inc.
                  312 West 8th Street
                  West Point, Georgia 31833
                  Attention: President
                  (706) 645-1446 (fax)

         TO PANAMA CITY:

                  City of Panama City
                  P.0. Box 1880
                  Panama City, Florida 32402
                  Attention: City Manager
                  (850) 872-3024

The address of a party may be changed by written notice given to the other party in the manner above provided.

         Alternatively, a notice or other communication shall be deemed to be duly received, if delivered by hand or sent by business courier, when left at the address of the recipient, and if sent by facsimile transmission, upon receipt by the sender of an acknowledgment or transmission report generated by the machine from which the facsimile was sent in its entirety to the recipient's facsimile number, provided that if such notice or other communication is delivered by hand or business courier, or is received by facsimile on a day which is not a business day, or after 5:00 p.m. on any business day at the addressee's location, such notice or communication shall be deemed to be duly received by the recipient at 10:00 a.m. on the first business day thereafter.

         SECTION 10. SEVERABILITY. If any section, subsection, sentence, clause, phrase or portion of this Ordinance is for any reason held invalid, unenforceable or unconstitutional by any court of competent jurisdiction, such portion shall be deemed a separate, distinct, independent, and severable provision and such holding shall not affect the validity of the remaining portions hereof.

         SECTION 11. CONTROLLING LAW. This Franchise shall be interpreted and construed in accordance with the laws of the State of Florida.

         SECTION 12. VENUE. All claims, disputes and other matters in question between the Grantee and Panama City arising out of or relating to the Agreement, or the breach thereof, shall be decided in the Circuit Court of Bay County, Florida. The Grantee, by executing this Agreement, specifically consents to venue in Bay County, Florida and waives any right to contest the venue in the Circuit Court of Bay County, Florida.

         SECTION 13. EFFECTIVE DATE. This ordinance shall become effective upon its passage.

         PASSED, APPROVED and ADOPTED this 10th day of March, 1998.

                                          CITY OF PANAMA CITY, FLORIDA


                                          By:  /s/ Girard L. Clemons, Jr.
                                             -----------------------------------
                                               Girard L. Clemmons, Jr.
                                               Mayor

ATTEST:


/s/ Michael Bush
--------------------------------
Michael Bush
City Clerk